Exhibit 23.5

CONSENT OF NORTHLAND SECURITIES, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Columbus Circle Capital Corp I as an exhibit to the Registration Statement on Form S-4 as filed by ProCap Financial, Inc. with the Securities and Exchange Commission, and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit, and we disclaim, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), and we do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ Northland Securities, Inc.

September 18, 2025